UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2015

eWELLNESS HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	26-1607874
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

11825 Major Street, Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

(310) 915-9700

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 –Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 6, 2015, our Board of Directors appointed Ms. Rochelle Pleskow as the seventh member of our Board of Directors, effective immediately. Ms. Pleskow was most recently the Chief Healthcare Informatics Officer at HP, and the Board is confident that Ms. Pleskow can add value to the Company’s PHZIO platform through helping us create better patient outcomes data.

Following Ms. Pleskow’s appointment, our board members are: Darwin Fogt, David Markowski, Douglas MacLellan, Curtis Hollister, Douglas Cole, Brandon Rowberry and Rochelle Pleskow. Although we are not currently listed on a national securities exchange or in an inter-dealer quotation system and therefore are not required to comply with the director independence requirements of any securities exchange, the Board has determined that Mr. Cole, Mr. Rowberry and Ms. Pleskow would qualify as “independent” as that term is defined by Nasdaq Listing Rule 5605(a)(2).

Ms. Pleskow does not have a familial relationship with any of our other directors or executive officers and will hold office until the next annual meeting of shareholders, or until her successor is elected and qualified. Below is a brief description of Ms. Pleskow’s business experience during the past five years and an indication of directorships, if any that she has held in other companies subject to the reporting requirements under the Federal securities laws. Ms. Pleskow is not a party adverse to us nor does she have a material interest adverse to us.

Ms. Pleskow brings over 20 years of healthcare industry experience encompassing acute care hospitals, ambulatory centers, health plans and physician groups in the clinical, operational, financial and technological realms of the continuum of care. Inasmuch, Rochelle has demonstrated the importance of the convergence of technology and the clinical and business perspectives of medicine in order to improve the quality of patient care and reduce the costs of healthcare.

From 2010 through 2014, she has served as the Chief Healthcare Information Officer for Hewlett Packard. She developed the framework of healthcare analytics platform, which encompasses quality improvement, outcomes analysis, patient safety, operational analytics, clinical informatics, physician performance, and regulatory compliance monitoring for health plans, hospitals and physicians. From 2008 through 2010, she acted as a senior consultant to various companies on healthcare policy and procedures including acting as an advisor for ASP model start-up, whose business included a HIPAA/HL7 and PCI compliant processing tool, which verifies a patient’s insurance coverage, accurately calculates out-of-pocket costs, and processes payments in one system and at the time of service. This model improves revenue cycle management as it accelerates the collection of patient payments. From 2007 through 2008, she was Director of business Architecture for Blue Shield of California, where she developed the business framework and core elements of a large scale IT systems implementation to increase competitive advantage for Blue Shield of California. Re-engineered core business processes in Health Services Division in order to modernize the technology.

The Company acknowledges that Ms. Pleskow holds a vast knowledge base on healthcare informatics and the scaling of various technology implementations at selected large scale technology and healthcare companies and is anticipated to be a good addition to its board of directors as the Company implements its anticipated white label program to physical therapy clinics through the U.S. marketplace.

Upon her appointment, we agreed to pay Ms. Pleskow $2,000 per month in Board and board committee fees, which shall accrue as of July 1, 2015 and be paid upon the first closing of our next financing, plus 250,000 5-year stock options at a price of $0.80 per share. She is also eligible to receive any other benefits that are offered to other directors.

Also on August 6, 2015, our Board of Directors approved the 2015 Stock Option Plan (the “Plan”), pursuant to which certain directors, officers, employees and consultants will be eligible for certain stock options and grants. The Plan is effective as of August 1, 2015 and the maximum number of shares reserved and available for granting awards under the Plan shall be an aggregate of 3,000,000 shares of common stock, provided however that on each January 1, starting with January 1, 2016, an additional number of shares equal to the lesser of (A) 2% of the outstanding number of shares (on a fully-diluted basis) on the immediately preceding December 31 and (B) such lower number of shares as may be determined by the Board or committee charged with administering the plan, if any (such committee being referred to herein as the “Plan Committee”), subject in all cases to adjustment as provided in the Plan. The Plan may be amended at any time by the Board or Plan Committee.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	2015 Stock Option Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

eWellness Healthcare Corporation

Date: August 6, 2015	By:	/s/ Darwin Fogt
Darwin Fogt,
Chief Executive Officer